Exhibit 99.1

AMERICAN CAPITAL, LTD.

PROPOSED RESTRUCTURING TERM SHEET

The following represents the Banks’ proposal in response to the Proposed Restructuring Term Sheets by ACAS dated September 21, 2009 and September 23, 2009 (the “Term Sheets”).

Obligations	Obligations will include without limitation:

– Principal outstanding balance and other obligations under the Credit Agreement (including undrawn letters of credit), private placement note purchase agreements and public notes indenture plus accrued and unpaid default interest as of the Restructuring Effective Date (as defined below under “Conditions Precedent”).

– For avoidance of doubt, with respect to claims of the Private Noteholders, the Make-Whole Amount, as if accelerated on March 30, 2009, plus unpaid default interest from March 30, 2009 through the Restructuring Effective Date. The Make-Whole Amount shall be capitalized and addressed as part of the Obligations.

– All unpaid and accrued interest, fees and other similar amounts owed to the Creditor Groups on the Restructuring Effective Date shall be paid in cash on the Restructuring Effective Date.

Structure	Each Creditor Group will have its own credit agreement/indenture (each, a “Debt Agreement”). The amount outstanding under the $1.408 billion Credit Agreement at the Restructuring Effective Date will be converted to a term loan and all commitments thereunder will be terminated. Except as expressly set forth below, covenants, collateral, amortization, prepayments and economics will be the same among the Creditor Groups. Derivative obligations owed to members of the Creditor Groups (or their affiliates) under existing contracts and the ACAS Letter of Credit to ECAS SICAR (collectively, the “Contingent Obligations”) will be restructured in separate agreements having terms satisfactory to each Creditor Group.

Final Maturity	On or about December 31, 2013.

Interest Rate

Amortizing Obligations[1] (Thousands)	Pricing
≥ $1,700,000	Libor + 9.50%
$1,400,000 ≥ $1,700,000	Libor + 8.50%
$1,000,000 ≥ $1,400,000	Libor + 6.50%
< $1,000,000	Libor + 5.50%

– 2% Libor floor (and ABR equivalent)

At the option of a Creditor Group, the Debt Agreements for such Creditor Group shall contain an ABR option (available at ACAS’ option).

– Obligations shall pay interest at 2.0% above the contractual rate upon an event of default.

– ACAS will offer to each of its Unsecured Creditors the option of a fixed rate alternative acceptable to such Unsecured Creditor and the respective Creditor Groups.[2]

– The Debt Agreements will not have any prepayment penalties or make-whole, other than for Libor breakage costs.

Collateral/ Guarantees	Blanket lien on all assets, including all after acquired assets and debt, equity and structured products assets and cash dominion, subject to limited specified exceptions acceptable to each Creditor Group[3] and negative pledges (with springing pledges) where direct pledge is legally prohibited. There will be a carve-out for $20,000,000 of cash collateral to be available for ACAS to post as cash collateral to secure letters of credit. Collateral will be shared ratably. Subject to the foregoing limitations, domestic subsidiaries will provide guarantees/collateral. The Contingent Obligations may be secured by the Collateral on a ratable basis with the Amortizing Obligations.

Mandatory Prepayments/ Redemptions	The following are mandatory prepayment/redemption events requiring pro rata prepayment to all Creditor Groups:

[1]

As used in this term sheet, “Amortizing Obligations” means all Obligations which are funded as of the Restructuring Effective Date (i.e., excluding non-amortizing debt such as Swaps and the ACAS Letter of Credit). For the avoidance of doubt, the amount of the Amortizing Obligations as of the date of this term sheet is $            .

[2]	Some Unsecured Creditors desire a fixed rate option.
[3]

Subject to due diligence, exceptions may include investments existing on the Restructuring Effective Date (a) with prohibitions on the pledge thereof and (b) the pledge of which would create a default or an acceleration of maturity under any portfolio company credit agreement, in each case to the extent arising out of existing and customary contractual restrictions created in connection with such investments and subject to review by counsel to each Creditor Group. After acquired assets may not be subject to third party restrictions preventing their pledge as Collateral.

a) Scheduled amortization as follows:

Date	Minimum Amortization Amount	Penalty Amortization Amount
December 31, 2010	$250,000,000	$300,000,000
June 30, 2011	—	87,500,000
December 31, 2011	300,000,000	262,500,000
June 30, 2012	—	100,000,000
December 31, 2012	350,000,000	300,000,000
June 30, 2013	300,000,000	350,000,000
Final Maturity	Balance

– A basket of $200 million (in the aggregate) may be used, at the Company’s option, to defer future Minimum Amortization Amounts (but not Penalty Amortization Amounts), of which no more than $100 million may be used for 2010 minimum amortization. If the Company defers a payment of any Minimum Amortization Amount in 2010, it shall pay a deferral fee of 1.00% on the aggregate amount of the Amortizing Obligations outstanding on December 31, 2010, after giving effect to amortization payments made on such date. Such deferrals shall in no event cause the aggregate cumulative amount of principal amortization, inclusive of the Closing Payment, to be less than $1.65 billion on June 30, 2013.

– Failure to pay the Minimum Amortization Amount when due shall constitute an event of default.

– Payment of the Minimum Amortization Amount but failure to pay any Penalty Amortization Amount as scheduled will result in a 0.50% per annum increase in the interest rate on the Amortizing Obligations upon each such occurrence (i.e., cumulative increases at each scheduled deadline). Such increased rate shall continue for any failure to pay a Penalty Amortization Amount until such Penalty Amortization Amount is paid, together with any Penalty Amortization Amount due as described below.

– All payments in excess of the Minimum Amortization Amount shall be applied to subsequent scheduled installments of the Minimum Amortization Amount. Payments of the Amortizing Obligations shall be credited towards the Penalty Amortization Amount for the applicable six-month period in which such payments are made until the applicable Penalty Amortization Amount is paid in full and thereafter shall be applied to other periods designated by ACAS.

b)      100% of the net cash proceeds of any debt issued by ACAS or any domestic subsidiary (except for limited permitted debt);

c)      The net cash proceeds of any equity capital raised (public, private or PIPE) in the first 24 months after closing shall be retained by ACAS, after which time 50% of any additional equity capital raised shall be applied to prepay Amortizing Obligations;

d)      Realized Proceeds (i.e., proceeds from sale of assets, including debt or equity assets or structured product assets, after deduction of taxes and other ordinary transaction costs) shall be applied to prepay Amortizing Obligations as follows:

Amortizing Obligations (Thousands)	Percentage Applied to Prepayment
> $1,400,000	75%
$1,400,000 ≥ $950,000	50%
<$950,000	25%

e) Annual Excess Cash Flow shall be applied to prepay the Amortizing Obligations as follows:

Amortizing Obligations (Thousands)	Percentage Applied to Prepayment
> $1,400,000	75%
$1,400,000 ≥ $950,000	50%
<$950,000	25%

Financial Covenants

The following financial covenants with levels to be determined:

a)      Adjusted Operating Cash Flow to Cash Interest test, to be defined and tested quarterly;

b)      Total Pledged Assets (including assets described in Note 1 subject to a cap and other terms to be agreed) to Secured Debt test, tested quarterly. Lower rated debt assets and equity assets and certain other assets (based on concentration and other criteria to be agreed upon) would require some haircut to the credit they are given for purposes of this test.

Covenants and Events of Default	Affirmative and negative covenants and events of default acceptable to each Creditor Group, including but not limited to, limitations on debt, liens (applicable to all assets with limited exceptions acceptable to each Creditor Group), restricted payments (including no additional dividend payments in calendar year 2009 unless required by law), hedging transactions, affiliate transactions; semi-annual collateral review rights at ACAS’ expense; customary financial reporting; cross-defaults; and change of control. In addition, for as long as ACAS has IRS and/or SEC permission, cash dividends must not exceed the minimum percentage amount required to be distributed in cash (i.e. no more than 10% cash portion for 2009 “spillover” income)[4].

[4]	Creditors are evaluating (a) if income taxes should be paid instead of dividends if tax amount is smaller than dividend amount and (b) benefits of RIC status.

The Debt Agreements will permit ACAS to:

– Prepay/redeem and cancel Amortizing Obligations after the date which is 30 days after the Restructuring Effective Date (but no earlier than January 2, 2010) as long as (i) the aggregate consideration therefor in each fiscal year does not exceed $50,000,000, (ii) after giving effect thereto, ACAS is in pro forma compliance with the covenants in the Debt Agreements and has cash and cash equivalents sufficient to make the next Minimum Amortization Payment, (iii) any such prepayment/redemption is made at a price of 90% of par or less and (iv) the consideration for such prepayment/redemption is funded by Realized Proceeds and Excess Cash Flow ACAS is permitted to retain. Any such prepayment/ redemption shall not reduce any Minimum Amortization Amount (except the balance due at Final Maturity) or Penalty Amortization Amount.

– Make investments/ reinvestments only from (i) the portion of Realized Proceeds and Excess Cash Flow ACAS is permitted to retain, (ii) permitted retained equity proceeds and (iii) in the case of existing investments, cash on the balance sheet after giving effect to the Closing Payment and other payments made in connection with the Restructuring Effective Date.

Fees

Upfront fees payable on the Restructuring Effective Date in an amount equal to 2.0% of each Unsecured Creditor’s Obligations, after giving effect to the Closing Payment described below.

A supplemental fee of 1% will be paid on each of December 31, 2011 and December 31, 2012 on the aggregate principal amount of the Amortizing Obligations then outstanding (after giving effect to amortization payments made on such day).

Fees shall be structured to be payable in or outside a bankruptcy proceeding or in the event of a pre-packaged or pre-arranged plan.

Closing Prepayments/ Redemptions	At closing, ACAS will prepay/redeem at par $450,000,000 principal amount of the Amortizing Obligations ratably among the Creditor Groups (the “Closing Payment”).

Conditions Precedent

The following conditions shall have been met on or prior to the effectiveness of the Restructuring (such date, the “Restructuring Effective Date”):

a)      Payment of all fees and expenses of the Creditor Groups through the Restructuring Effective Date, including, but not limited to, fees and expenses of Simpson Thacher, Akin Gump, Milbank, Cadwalader, Capstone, FTI,

Blackstone and the bond indenture trustee and its counsel (and local counsel, as appropriate);

b)      Comprehensive release of claims by ACAS (other than obligations under the Debt Agreements and related restructuring documents);

c)      Customary opinions from Weil Gotshal;

d)      The Creditor Groups shall have been given satisfactory additional information with respect to the obligors, counterparties, amounts, tenors and rights of the parties under the Contingent Obligations, and the Contingent Obligations shall have been resolved in a manner acceptable to each Creditor Group;

e)      Resolution of ECAS defaults and exposure in a manner satisfactory to each Creditor Group;

f)      If required to otherwise complete the Restructuring, effectuate the Restructuring through pre-packaged or pre-negotiated chapter 11 case, including consideration of treatment of claims (other than Amortizing Obligations and Contingent Obligations) subject to capping/disallowance/510(b) subordination under Bankruptcy Code;

g)      Each Creditor Group’s Amortizing Obligations are restructured as set forth herein, and the terms of the restructuring of the Contingent Obligations are satisfactory to each Creditor Group; and

h)      Others acceptable to each Creditor Group to be agreed.

This term sheet is not a legally binding obligation of ACAS or any other party. No legally binding obligation of any party will be established unless and until definitive documentation is executed and delivered (containing terms acceptable to each of the parties, including certain material terms not set forth herein) and all necessary approvals/consents are obtained. This term sheet is a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 or any other applicable rule of evidence. THIS TERM SHEET DOES NOT CONSTITUTE A SOLICITATION OF VOTES FOR A PLAN OF REORGANIZATION FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR AN OFFER WITH RESPECT TO ANY SECURITIES. SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.